Exhibit 10.03
ALLIED WASTE INDUSTRIES, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
Restated Effective January 1, 2006

Article 1. The Plan
     1.1 Establishment of the Plan. The Company previously established this supplemental executive retirement plan effective August 1, 2003, and hereby amends and restates this plan effective January 1, 2006. This plan shall be known as the “Allied Waste Industries, Inc. Supplemental Executive Retirement Plan”.
     1.2 Purpose of the Plan. This Plan is intended to provide deferred compensation to a “select group of management or highly compensated employees” within the meaning of ERISA Section 201(2). As such, this Plan is intended to be exempt from the participation, vesting, funding, and fiduciary requirements of Title I of ERISA, to the fullest extent permitted by the law. This Plan shall at all times be “unfunded” within the meaning of ERISA and the Code.
Article 2. Definitions
     Whenever used in the Plan, the following terms shall have the meanings set forth below unless otherwise expressly provided. When the defined meaning is intended, the term is capitalized. The definition of any term in the singular shall also include the plural. Words used in the masculine form shall include the feminine form.
     2.1 “Board” means the Company’s Board of Directors or an authorized committee thereof.
     2.2 “Code” means the Internal Revenue Code of 1986, as amended from time to time. A reference to a particular section of the Code shall also be deemed to refer to any other regulatory guidance under that Code section.
     2.3 “Employment Agreement” means the agreement between a Participant and the Company, setting forth the terms of the Participant’s employment, including but not limited to the right to receive Retirement Benefits.
     2.4 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. A reference to a particular section of ERISA shall also be deemed to refer to any regulatory guidance under that section.
     2.5 “Participant” means an eligible individual who is designated as a Participant in accordance with Article 3.
     2.6 “Participation Date” means the effective date of a Participant’s participation in the Plan, as specified in Schedule A.
     2.7 “Plan” means this Allied Waste Industries, Inc. Supplemental Executive Retirement Plan, as may be amended from time to time. The Employment Agreements, together with this Plan document and any Schedules, shall be deemed to constitute a single plan.

     2.8 “Plan Administrator” means the Management Development/Compensation Committee of the Board.
     2.9 “Plan Year” means the calendar year.
     2.10 “Retirement” shall have the same meaning as defined in the Participant’s Employment Agreement or in the applicable Schedule in the case of a Participant who does not have an Employment Agreement.
     2.11 “Retirement Date” shall be the date upon which the Participant is entitled to receive or begin receiving Retirement Benefits, as provided for in the Participant’s Employment Agreement or as provided for in the applicable Schedule in the case of a Participant who does not have an Employment Agreement.
     2.12 “Retirement Benefits” means the cash compensation provided for in the Participant’s Employment Agreement or in the applicable Schedule, in the case of a Participant who does not have an Employment Agreement, in the event of the Participant’s termination of employment with the Company due to Retirement.
     2.13 “Schedule” or “Schedules” means the schedule or schedules that are attached to this Plan document and are made a part of this Plan document by reference herein.
Article 3. Eligibility and Participation
     3.1 Eligibility. Eligibility to participate in the Plan shall be limited to a select group of management or highly compensated employees of the Company who are designated by the Plan Administrator as eligible to participate in the Plan.
     3.2 Participation. Each employee who is designated as eligible to participate in the Plan shall be listed on Schedule A and shall become a participant in the Plan as of his or her Participation Date. The Company may amend Schedule A from time to time to add or delete Participants in accordance with this Article. A Participant shall cease to be a Participant when all benefits due under the Plan have been paid in full or, if earlier, the effective date on which the Participant is no longer designated as eligible to participate and/or the date on which the Participant terminates employment with the Company for any reason other than Retirement.
Article 4. Retirement Benefit
     When a Participant reaches his Retirement Date, he shall receive or begin receiving payment of his Retirement Benefits. The Participant’s Retirement Benefits shall be paid in the amount, time, and form as required in the Participant’s Employment Agreement or in the applicable Schedule in the case of a Participant who does not have an Employment Agreement.

Article 5. Trust
     5.1 Trust. The Company may establish and maintain a trust as part of the Plan, to implement the provisions of the Plan. If the Company establishes a trust, it will be treated as a grantor trust under Code Sections 671 through 679, and the Company may make such contributions as it determines. Any trust will be trusteed by an independent third-party trustee appointed by the Company and will be unsecured from creditors to the extent described in the trust document.
     5.2 Investments of the Trust. If the Company establishes a trust, the Company shall determine how trust assets shall be invested. No person shall have any interest whatsoever in any specific asset of the Company or the trust. To the extent that any person acquires a right to receive payments under the Plan, such right shall be no greater than the rights of any unsecured general creditor of the Company.
Article 6. Administration
     6.1 Administration. The Plan shall be administered by the Plan Administrator:
          (a) The Plan Administrator shall have all powers necessary or appropriate to carry out the provisions of the Plan. The Plan Administrator may, from time to time, establish rules for the administration of the Plan and the transaction of the Plan’s business.
          (b) The Plan Administrator shall have the exclusive right to make any finding of fact necessary or appropriate for any purpose under the Plan including, but not limited to, the determination of eligibility for and amount of any benefit.
          (c) The Plan Administrator shall have the exclusive right to interpret the terms and provisions of the Plan and to determine any and all questions arising under the Plan or in connection with its administration, including, without limitation, the right to remedy or resolve possible ambiguities, inconsistencies, or omissions by general rule or particular decision, all in its sole and absolute discretion.
          (d) All findings of fact, determinations, interpretations, and decisions of the Plan Administrator shall be conclusive and binding upon all persons having or claiming to have any interest or right under the Plan and shall be given the maximum deference allowed by law.
     6.2 Appeals from Denial of Claims.
          (a) If any claim for benefits under the Plan is wholly or partially denied, the claimant shall be given notice of the denial. This notice shall be in writing, within a reasonable period of time after receipt of the claim by the Plan Administrator. This period shall not exceed 90 days after receipt of the claim, except that if special circumstances require an extension of time, written notice of the extension shall be furnished to the claimant, and an additional 90 days shall be considered reasonable.
          (b) This notice shall be written in a manner calculated to be understood by the claimant and shall set forth the following information:
     (i) the specific reasons for the denial;
     (ii) specific reference to the Plan provisions on which the denial is based;
     (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why this material or information is necessary;
     (iv) an explanation that a full and fair review by the Plan Administrator of the decision denying the claim may be requested by the claimant or an authorized representative by filing with the Plan Administrator, within 60 days after the notice has been received, a written request for the review; and
     (v) if this request is so filed, an explanation that the claimant or an authorized representative may receive pertinent documents and submit issues and comments in writing within the same 60-day period specified in Subsection (iv).
          (c) The decision of the Plan Administrator upon review shall be made promptly, and not later than 60 days after the Plan Administrator’s receipt of the request for review, unless special circumstances require an extension of time for processing. In this case, the claimant shall be so notified, and a decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If the claim is denied, wholly or in part, the claimant shall be given a copy of the decision promptly. The decision shall be in writing, shall include specific reasons for the denial, shall include specific references to the pertinent Plan provisions on which the denial is based, and shall be written in a manner calculated to be understood by the claimant.
     6.3 Tax Withholding. The Company may withhold from any payment under this Plan any federal, state, or local taxes required by law to be withheld with respect to the payment and any sum the Company may reasonably estimate as necessary to cover any taxes for which they may be liable and that may be assessed with regard to the payment.
     6.4 Expenses. All expenses incurred in the administration of the Plan shall be paid by the Company.

Article 7. Amendment and Termination of the Plan
     The Company hereby reserves the right to amend, modify, or terminate the Plan in whole or in part, at any time, and for any reason, by action of the Board; provide, however, that any such amendment, modification, or termination will comply with applicable requirements of Code Section 409A.
Article 8. Miscellaneous Provisions
     8.1 Severability. If any provisions of this Plan shall be held illegal or invalid, the illegality or invalidity shall not affect its remaining parts. The Plan shall be construed and enforced as if it did not contain the illegal or invalid provision.
     8.2 Applicable Law. Except to the extent preempted by applicable Federal law, this Plan shall be governed by and construed in accordance with the laws of the State of Arizona without regard to conflict of laws provisions.
Dated: February 9, 2006.

ALLIED WASTE INDUSTRIES, INC., A Delaware corporation
By:

Title:
"Company"

Allied Waste Industries, Inc.
Supplemental Executive Retirement Plan
Schedule A
As Amended Effective January 1, 2006

Participant	Participation Date

Edward A. Evans	September 19, 2005
James E. Gray	January 1, 2005
Peter S. Hathaway	January 1, 2004
Steven M. Helm	January 1, 2004
Donald W. Slager	January 1, 2004
Donald A. Swierenga	June 1, 2004
John S. Quinn	January 1, 2005
Thomas W. Ryan	August 1, 2003
James G. Van Weelden	June 1, 2004
John J. Zillmer	May 27, 2005